Exhibit 1.1

FORM OF

SHAREHOLDER AGREEMENT

between

GENERAL ELECTRIC COMPANY

and

[                                ]

Dated as of December 6, 2005

SHAREHOLDER AGREEMENT dated as of December 6, 2005 (this Agreement), between General Electric Company, a New York corporation (Parent), and [                        ] (Shareholder).

WHEREAS Parent, Merger Sub, a wholly owned subsidiary of Parent (Merger Sub), and IDX Systems Corporation, a Vermont corporation (the Company), have entered into an Agreement and Plan of Merger dated as of September 28, 2005 (as the same may be amended or supplemented, the Merger Agreement; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Merger Sub with and into the Company (the Merger), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS [                     ] wishes to transfer certain of his shares of Common Stock, par value $0.01 per share, of the Company (the Company Common Stock)    to the Shareholder (the [            ] Transfer) and such shares are subject to an agreement between Parent and [                 ] that is substantially similar to this agreement;

WHEREAS after giving effect to such transfer Shareholder will own the number of shares of Company Common Stock set forth on Schedule A attached hereto (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by Shareholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the Subject Shares); and

WHEREAS, to induce Parent to permit the [            ] Transfer, Shareholder has offered to enter into this Agreement.

NOW, THEREFORE, to induce Parent to permit the [            ] Transfer, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

1.                                       Representations and Warranties of Shareholder.    Shareholder hereby represents and warrants to Parent as of the date hereof and as of the Effective Time in respect of itself as follows:

(a)                                  Authority.    Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.    The execution and delivery of this Agreement by Shareholder, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Shareholder.    This Agreement has been duly executed and delivered by Shareholder and constitutes a valid and binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as the same may be limited by or subject to bankruptcy, insolvency, reorganization, moratorium or similar laws, as now or hereafter in effect, relating to creditors’ rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.    The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional accelerated or guaranteed right or entitlements of any person under, or result in the creation of any lien in or upon any of the properties or assets of Shareholder under, the charter or other organizational documents of Shareholder (if applicable), any trust agreement, loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Shareholder or to Shareholder’s property or assets, except for any such conflicts, violations, breaches, defaults, rights, losses, entitlements or liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay Shareholder’s performance of its obligations under this Agreement.    No trust of which Shareholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

(b)                                 The Subject Shares.    Shareholder is or will become the record and beneficial owner of, or is trustee of a trust that is or will become the record holder of, and whose beneficiaries are or will become the beneficial owners of, and has or will have good and marketable title to, the Subject Shares on Schedule A, free and clear of any claims, liens, encumbrances and security interests whatsoever.    Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares on Schedule A.    Shareholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

(c)                                  Non-Solicitation.    Shareholder has requested Parent to permit the Hoehl Transfer and to enter into this Agreement.    The execution and delivery of this Agreement by Shareholder is made by Shareholder of its own volition.    Shareholder has not received from Parent any request or other solicitation (as such term is defined in Rule 14a-1(l) of the Securities Exchange Act of 1934, as amended) to execute this Agreement.

2.                                       Representations and Warranties of Parent.

(a)                                  Authority.    Parent hereby represents and warrants to Shareholder as of the date hereof and as of the Effective Time as follows: Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.    The execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby.    This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except as the same may be limited by or subject to bankruptcy, insolvency, reorganization, moratorium or similar laws, as now or hereafter in effect, relating to creditors’ rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.    The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien in or upon any of the properties or assets of Parent under, the charter or other organizational documents of Parent, any trust agreement, loan or credit agreement, note bond, debenture, note, mortgage, indenture, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or to Parent’s property or assets.

3.                                       Covenants.

(a)                                  Until the termination of this Agreement in accordance with Section 7, Shareholder agrees as follows:

(i)                                     At any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, Shareholder shall, including by executing a written consent or otherwise participating in a written consent solicitation if requested by Parent, vote (or cause to be voted) the Subject Shares (and each class thereof) in favor of the Merger, the approval of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement.    The obligation set forth in this Section 3(a) (i) shall continue in full force and effect if the Merger Agreement is amended or otherwise modified in accordance with the terms of the Merger Agreement so long as such amendment or other modification does not reduce the amount of the Merger Consideration or provide that the Merger Consideration shall be payable otherwise than in cash.

(ii)                                  At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which Shareholder’s vote, consent or other approval is sought, Shareholder shall vote (or cause to be voted) the Subject Shares (and each class thereof) against (A) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, tender offer, exchange offer, business combination, sale of substantial assets, reorganization, recapitalization, joint venture, license of Intellectual Property Rights, dissolution, liquidation or winding up of or by the Company or any other Acquisition Proposal (an Alternative Transaction) and (B) any amendment of the Company’s articles of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of Company Common Stock (a Frustrating Transaction).    Shareholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

(iii)                               Shareholder agrees not to (A) sell, transfer, pledge, assign or otherwise dispose of (including by gift, merger or otherwise by operation of law) (collectively, Transfer), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, the Subject Shares to any person other than pursuant to the terms of the Merger, except that Shareholder shall be permitted to Transfer all or a portion of the Subject Shares to its Affiliates, including any direct or indirect wholly owned subsidiary, family members or trusts established by Shareholder, in each case on the terms set forth in Section 6 of this Agreement or (B) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any Alternative Transaction.

(iv)                              Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of Shareholder to, (A) directly or indirectly solicit, initiate, or take any other action to facilitate any Alternative Transaction or (B) directly or indirectly enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any Alternative Transaction.

(b)                                 (i) In the event that the Merger Agreement shall have been terminated under circumstances where Parent is or may become entitled to receive the Termination Fee, Shareholder shall pay to Parent on demand an amount equal to 90% of the Profit (determined in accordance with Section 3(b)(ii)) of Shareholder, if any, from the consummation of any Alternative Transaction for which a definitive agreement is entered into within one year of such termination.

(ii)                                  For purposes of this Section 3(b), the Profit of Shareholder from any Alternative Transaction shall equal (A) the aggregate consideration received by Shareholder pursuant to such Alternative Transaction in respect of Shareholder’s Subject Shares, valuing any non-cash consideration (including any residual interest in the Company) at its fair market value on the date of the consummation of such Alternative Transaction, plus (B) the fair market value, on the date of disposition, of all Subject Shares of Shareholder disposed of after the termination of the Merger Agreement and prior to the date of such consummation, less (C) the sum of (x) the fair market value of the aggregate consideration that would have been issuable or payable to Shareholder if it had received the Merger Consideration pursuant to the Merger Agreement as originally executed for each of the Subject Shares plus (y) the sum of (1) Shareholder’s reasonably documented individual expenses in connection with such Alternative Transaction, (2) taxes, if any, incurred by Shareholder in respect of amounts required to be paid to Parent pursuant to this Agreement and (3) such Shareholder’s pro rata portion of legal fees and expenses incurred by Shareholder and the other shareholders who are executing similar shareholder agreements in connection with the Merger in connection with the execution, delivery and performance of this Agreement and such other similar agreements up to an aggregate amount for all such shareholders (including Shareholder) of not more than $25,000 in total.    Notwithstanding anything to the contrary herein, under no circumstances shall Shareholder be required to pay to Parent under this Section 3(b) an amount that would result in Shareholder realizing from such Alternative Transaction and any sales of Subject Shares referred to in Section 3(b)(ii)(B) above an aggregate amount less than the fair market value of the aggregate consideration that would have been issuable or payable to Shareholder if it had received the Merger Consideration pursuant to the Merger Agreement as originally executed for each of the Subject Shares.

(iii)                               In the event that (x) prior to the Effective Time, an Acquisition Proposal shall have been made and (y) the Effective Time of the Merger shall have occurred and Parent for any reason shall have increased the amount of Merger Consideration payable over that set forth in the Merger Agreement in effect on the date hereof (the Original Merger Consideration), then Shareholder shall pay to Parent on demand an amount in cash equal to the product of (i) the number of Subject Shares of Shareholder and (ii) 90% of the excess, if any, of (A) the per share cash consideration or the per share fair market value of any non-cash consideration, as the case may be, received by Shareholder as a result of the Merger Agreement, as amended, determined as of the Effective Time of the Merger, over (B) the sum of (x) the fair market value of the Original Merger Consideration determined as of the time of the first increase in the amount of the Original Merger Consideration plus (y) the sum of (1) taxes, if any, incurred by Shareholder in respect of amounts required to be paid to Parent in respect of a Subject Share pursuant to this Agreement plus (2) such Shareholder’s pro rata portion per Subject Share of legal fees and expenses incurred by Shareholder and the other shareholders who are executing similar shareholder agreements in connection with the Merger in connection with the execution, delivery and performance of this Agreement and such other similar agreements up to an aggregate amount for all such shareholders (including Shareholder) of not more than $25,000 in total.

(iv)                              For purposes of this Section 3(b), the fair market value of any non-cash consideration consisting of:

(A)                              a security listed on a national securities exchange or quoted on Nasdaq shall be equal to the average closing price per share of such security as reported on such national securities exchange or Nasdaq for the five trading days after the date of determination; and

(B)                                consideration other than cash or securities of the form specified in clause (A) of this Section 3(b)(iv) shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two Business Days after the date of such event as to such investment banking firm, then the parties shall each select one firm, and those firms shall together select a third investment banking firm, which third firm shall make such determination; provided further, that the fees and expenses of such investment banking firm(s) shall be borne equally by Parent, on the one hand, and Shareholder, on the other hand. The determination of the investment banking firm shall be final and binding upon the parties.

(v)                                 If some or all of the consideration received by Shareholder in an Alternative Transaction or as part of the Merger Consideration consists of non-cash consideration, then Shareholder shall have the option of satisfying up to the same proportion of its obligations under this Section 3(b) as the non-cash consideration represented of the total consideration in the Alternative Transaction or the total Merger Consideration through the delivery of such non-cash consideration to Parent based on the fair market value thereof.    Any payment of Profit under this Section 3(b) shall (x) if paid in cash, be paid by wire transfer of same day funds to an account designated by Parent and (y) if paid through a transfer of non-cash consideration, be paid through delivery of such non-cash consideration to Parent, suitably endorsed for transfer.

(c)                                  Shareholder hereby waives any rights to appraisal or rights to dissent from the Merger that it may have under applicable law.

4.                                       Grant of Irrevocable Proxy; Appointment of Proxy.

(a)                                  Without in any way limiting Shareholder’s right to vote the Subject Shares in its sole discretion on any other matters that may be submitted to a Shareholder vote, consent or other approval (including by written consent), Shareholder hereby irrevocably grants to, and appoints, Parent and Vishal Wanchoo in their respective capacities as designees of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Shareholder, to vote Shareholder’s Subject Shares, or grant a consent or approval in respect of such Subject Shares, in accordance with, and subject to the limitations of, Sections 3(a)(i) and 3(a)(ii).    The proxy set forth in this Section 4 shall terminate automatically without any further action by any party hereto upon the termination of the Merger Agreement or this Agreement in accordance with their respective terms.

(b)                                 Shareholder represents that any proxies heretofore given in respect of Shareholder’s Subject Shares are not irrevocable, and that all such proxies have been heretofore or are hereby revoked.

(c)                                  Shareholder hereby affirms that the irrevocable proxy granted in this Section 4 is given in connection with Parent permitting the Hoehl Transfer, and that such irrevocable proxy is given to secure the performance of the duties of Shareholder under this Agreement.    Shareholder hereby further affirms that such irrevocable proxy is coupled with an interest and may under no circumstances be revoked.    Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.    Such irrevocable proxy is executed and intended to be irrevocable in accordance

with the provisions of Section 7.22 of the VBCA.    The irrevocable proxy granted hereby shall terminate and be of no further force or effect upon the termination of this Agreement pursuant to Section 7.

5.                                       Further Assurances.    Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

6.                                    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by either of the parties without the prior written consent of the other party hereto, except that either party may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any Affiliate, including any direct or indirect wholly owned subsidiary, of such party if such party delivers to the other party a written agreement duly executed by such assignee agreeing to be bound by the terms of this Agreement as if such assignee were a party hereto, provided that any such assignment shall not relieve the assigning party of its obligations under this Agreement.    Any purported assignment without such consent shall be void.    Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

7.                                       Termination.    This Agreement shall terminate automatically without any further action by any party hereto upon the earliest to occur of (a) the Effective Time of the Merger, (b) the termination of the Merger Agreement in accordance with its terms and (c) any amendment or other modification of the Merger Agreement that reduces the amount of the Merger Consideration or provides that the Merger Consideration shall be payable otherwise than in cash; provided, however, that this Agreement shall not terminate if the Company is in breach of its material obligations under the Merger Agreement or Shareholder is in breach of its material obligations under this Agreement at such time.    Notwithstanding the foregoing, Section 3(b), this Section 7 and Section 8 of this Agreement shall survive a termination of this Agreement pursuant to (a) or (b) above in this Section 7 until the date that is two years following the date of such termination.    Notwithstanding anything else to the contrary contained herein or in the Merger Agreement, if the Effective Time occurs, the representations and warranties contained in Section 1 of this Agreement shall survive until the 18 month anniversary of the Effective Time.    Subject to the two preceding sentences, in the event of termination of this Agreement as provided in this Section 7, there shall be no liability or obligation on the part of the Parent or Shareholder except as may arise under Section 3(b) and except that any such termination will not relieve any party from liability for fraud or any wilful breach of this Agreement or wilful misrepresentation herein.

8.                                       General Provisions.

(a)                                  Amendments.    This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b)                                 Notice.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt (or upon the next succeeding Business Day if received after 5 p.m. local time on a Business Day or if received on a Saturday, Sunday or holiday) to Parent in accordance with Section 9.4 of the Merger Agreement and to Shareholder at its address set forth on Schedule A (or at such other address for a party as shall be specified by like notice).

(c)                                  Interpretation.    When a reference is made in this Agreement to a Section or Subsection, such reference shall be to a Section or Subsection of this Agreement unless otherwise indicated.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way

the meaning or interpretation of this Agreement.    Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.    The term “or” is not exclusive.    The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.    Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, except as otherwise specified herein.    References to a person are also to its permitted successors and assigns.

(d)                                 Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

(e)                                  Entire Agreement; No Third-Party Beneficiaries.    This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights or remedies hereunder.

(f)                                    Governing Law.    This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

9.                                       Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.    It is accordingly agreed that each party shall be entitled to an injunction or injunctions or other appropriate equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State court sitting in New York County or, if subject matter jurisdiction exists, in the United States District Court for the Southern District of New York, this being in addition to any other remedy to which such party is entitled at law or in equity, and each of the parties hereby waives in any such proceeding the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond or any other security relating to such equitable relief.    In addition, each of the parties hereto (a) submits to the personal jurisdiction of any New York State court sitting in New York County or the United States District Court for the Southern District of New York in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than any New York State court sitting in New York County or, if subject matter jurisdiction exists, in the United States District Court for the Southern District of New York and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.

10.                                 Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.    Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

11.                                 Limits to Shareholder’s Obligations.    Shareholder is entering into this Agreement solely in its capacity as a shareholder of the Company and nothing in this Agreement shall be deemed to impose any obligation, restriction, limitation or liability on Shareholder, or (if applicable) any of Shareholder’s officers, directors, employees, agents or representatives, in any other manner or capacity, including, without limitation in any capacity as an officer, director, employee, agent or representative of the Company.

12.                                 Fees and Expenses.

(a)                                  Shareholder shall pay its pro rata portion of fees and expenses (including attorney’s fees) incurred by Parent due to the Hoehl Transfer and similar transfers contemplated by other shareholders who are executing similar agreements in connection with the execution, delivery and performance of this Agreement and such other similar agreements up to an aggregate amount for all such shareholders (including Shareholder) of not more than $25,000 in total, whether or not the Merger is consummated.    All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(b)                                 In the event that Shareholder shall fail to pay the fees and expenses required pursuant to Section 12(a), such fees and expenses shall accrue interest for the period commencing on the date such fees and expenses became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate.    In addition, if Shareholder shall fail to pay such fees and expenses, Shareholder shall also pay to Parent all of Parent’s costs and expenses (including attorney’s fees) in connection with the efforts to collect such fees and expenses.

(c)                                  Shareholder acknowledges that the fees and expenses and the other provisions of this Section 12 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement.

IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by its officer thereunto duly authorized and Shareholder has signed this Agreement, all as of the date first written above.

GENERAL ELECTRIC COMPANY

By:
Name:
Title:

[ ]

By:
Name:
Title:

SCHEDULE A

Shareholder	Number of Shares of Company Stock held by Shareholder	Number of Shares of Company Stock Subject to Outstanding Options held by Shareholder	Total
	(A)	(B)	(A) + (B)

The Robert H. Hoehl Charitable Remainder Trust	450,000		450,000

The Hoehl Family Foundation	350,000		350,000

The Richard E. and Deborah L. Tarrant Foundation	506,706		506,706